EXHIBIT 5.01
January 24, 2007
Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014
Gentlemen/Ladies:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Symantec Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 25, 2007 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of forty million (40,000,000) shares of the Company’s Common Stock (the “Stock”), all subject to issuance by the Company upon (a) the exercise of stock options granted by the Company under its 2004 Equity Incentive Plan, as amended (the “2004 Plan”); (b) the granting by the Company of restricted stock or restricted stock units under the 2004 Plan or (c) the vesting of stock appreciation rights granted by the Company under the 2004 Plan. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.
(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on September 20, 2004 (as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2005) and the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on December 16, 2004;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on June 16, 2006;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the minutes of the meeting of the Company’s Board of Directors on July 20, 2004, approving the 2004 Plan; the minutes of the meeting of the Company’s Board of Directors on July 18, 2006 approving an amendment of the 2004 Plan, including an increase of 40,000,000 in the number of shares reserved for issuance under the 2004 Plan, the issuance of the Stock and the reservation of the Stock for sale and issuance pursuant to the 2004 Plan; the minutes of the meeting of the Company’s Board of Directors held on October 24, 2006 approving a further amendment to the 2004 Plan to amend Section 16 thereof to delete the second sentence in such section to clarify that the Company may not engage in a cash-for-equity exchange without prior stockholder approval; the minutes of the meeting of the Company’s stockholders held on September 15, 2004, approving the 2004 Plan; the minutes

January 24, 2007

of the meeting of the Company’s stockholders held on September 13, 2006, approving the amendment of the 2004 Plan; and the Company’s records of certain other actions of the Board of Directors and stockholders relating to the election of members of the Board of Directors who were serving at the time of such approvals and amendments;

(6)	The Certificate and Report of Inspector of Election dated September 13, 2006, executed by the Inspector of Election, regarding the stockholder voting results at the Company’s Annual Meeting of Stockholders held on September 13, 2006;

(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the “Management Certificate”), including as to the number of (i) outstanding shares of capital stock, (ii) outstanding options, warrants and rights to purchase capital stock, (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights;

(8)	a certificate from Computershare Trust Company, N.A., the Company’s transfer agent, dated as of January 24, 2007 verifying the number of the Company’s issued and outstanding shares of Common Stock, $0.01 par value, as of January 24, 2007; and

(9)	The Company’s 2004 Equity Incentive Plan, as amended, and purchase agreements to be entered into thereunder.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State

January 24, 2007

of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     Based upon the foregoing, it is our opinion that the 40,000,000 shares of Stock that may be issued and sold by the Company upon (a) the exercise of stock options granted by the Company under the 2004 Plan; (b) the granting by the Company of restricted stock or restricted stock units under the 2004 Plan or (c) the vesting of stock appreciation rights granted by the Company under the 2004 Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP
By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner